UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 6, 2012 (December 4, 2012)

Two Harbors Investment Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-34506	27-0312904
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Carlson Parkway, Suite 150

Minnetonka, MN 55305

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (612) 629-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

Two Harbors Operating Company LLC (“Two Harbors LLC”), a wholly owned subsidiary of Two Harbors Investment Corp. (“Two Harbors”), entered into a Contribution Agreement dated as of December 4, 2012 among Silver Bay Realty Trust Corp. (“Silver Bay”), Silver Bay Operating Partnership L.P., a subsidiary of Silver Bay (“Operating Partnership”), Two Harbors LLC and, for certain limited purposes, Two Harbors, pursuant to which Two Harbors LLC agreed to contribute all of the equity interests in Two Harbors Property Investment LLC (“Two Harbors Property”) to Silver Bay and take certain other actions in connection with the formation transactions (the “Formation Transactions”)  contemplated to occur simultaneously with the closing of Silver Bay’s initial public offering (“IPO”).

As of December 4, 2012, Two Harbors Property and its wholly owned subsidiaries owned a portfolio of over 2,200 single-family properties. Two Harbors Property will continue to acquire additional properties until the completion of the IPO.  Two Harbors has contributed $50 million in cash (the “Acquisition Cash”)  to Two Harbors Property for the purpose of making such acquisitions and to fund ongoing renovation costs.

In connection with the Formation Transactions, certain entities (the “Provident Entities”) managed by Provident Real Estate Advisors LLC “(Provident”), will also enter into contribution transactions with Silver Bay and Operating Partnership. The Provident Entities are currently owned by private investors (the “Prior Provident Investors”).

Two Harbors LLC will receive shares of common stock of Silver Bay and other consideration in exchange for its contribution. The parties have agreed that an amount equal to 24,275,000 shares of Silver Bay common stock will be allocated among Two Harbors LLC and the Prior Provident Investors, assuming 100% of the Prior Provident Investors elect to receive shares of Silver Bay common stock, to be allocated based on the relative values of the properties to be contributed by each to the initial portfolio as determined by an asset valuation model for properties acquired through August 31, 2012 and based on the estimated capitalized acquisition and renovation costs for properties acquired thereafter and the respective ownership percentage of the Prior Provident Investors. In calculating the allocation, the Acquisition Cash will be added to the value of the properties of Two Harbors Property.  The consideration paid to Two Harbors and the Prior Provident Investors will be adjusted following the closing of the Formation Transactions to the extent of any positive or negative working capital (as such terms are defined in the applicable agreement pursuant to which such entity is acquired) in a particular entity as of the time of closing.  The closing of the transactions contemplated by the Contribution Agreement is subject to significant conditions, including the pricing and closing of the IPO.  The Contribution Agreement includes customary representations, warranties and indemnities.

In connection with the closing of the Contribution Agreement, the Management Agreement dated as of October 28, 2009 among Two Harbors, Two Harbors LLC and PRCM Advisers LLC will be amended to revise the definition of “Stockholder Equity” included therein to exclude from such amount the value of the consideration to be received by Two Harbors LLC in the Formation Transactions.

The foregoing description of the Contribution Agreement does not purport to be complete and is qualified in its entirety by reference to the Contribution Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

Except for certain specifically designated surviving provisions principally related to indemnification, confidentiality and access to records, the following agreements will be terminated at the closing of the transactions contemplated by the Contribution Agreement: (i) Acquisition Services Agreement dated February 3, 2012, originally by and between Two Harbors Property and PRCM Real Estate Advisers LLC (formerly known as Silver Bay Property Management LLC), (ii)  Property Management Agreement dated February 3, 2012, originally by and between Two Harbors Property and PRCM Real Estate Advisers LLC and (iii) Letter Agreement dated February 3, 2012 by and between Two Harbors Property and PRCM Real Estate Advisers LLC.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1

Contribution Agreement dated as of December 4, 2012 among Silver Bay Realty Trust Corp., Silver Bay Operating Partnership L.P., Two Harbors Operating Company LLC, and for certain limited purposes Two Harbors Investment Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWO HARBORS INVESTMENT CORP.

	By:	/s/Rebecca B. Sandberg
Rebecca B. Sandberg
Secretary and Deputy General Counsel

Date: December 6, 2012